Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

July 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$64,748
Class B	$154
Class C	$1,446
Class F1	$3,160
Class F2	$4,454
Total	$73,962
Class R-6	$152
Total	$152

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4388
Class B	$0.3273
Class C	$0.3193
Class F1	$0.4308
Class F2	$0.4737
Class R-6	$0.1055

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	155,731
Class B	356
Class C	4,594
Class F1	8,051
Class F2	9,920
Total	178,652
Class R-6	2,654
Total	2,654

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.36
Class B	$16.36
Class C	$16.36
Class F1	$16.36
Class F2	$16.36
Class R-6	$16.36